Exhibit 99.1

And

Robcor Properties, Inc.

For Immediate Release

REDPOINT BIO CORPORATION AND ROBCOR PROPERTIES, INC. COMPLETE
REVERSE MERGER AND RAISE APPROXIMATELY $20 MILLION IN PRIVATE
PLACEMENT TRANSACTION

March 12, 2007 – Robcor Properties, Inc. (OTCBB:RBCR), a Florida corporation, has acquired Redpoint Bio Corporation, a privately-held Delaware corporation through a reverse merger transaction.  Pursuant to the Merger Agreement, Redpoint Bio has become a wholly-owned operating subsidiary of Robcor and shall constitute Robcor’s sole business.  Redpoint Bio, led by its Chief Executive Officer, Dr. Raymond Salemme, is a development stage biotechnology company using advanced technology to discover and develop novel taste enhancers for the food, beverage and pharmaceutical industries.  Redpoint Bio’s existing security holders were issued an aggregate of approximately 35.1 million shares of Robcor common stock in connection with the merger.

Concurrent with the closing of the merger, Redpoint and Robcor consummated a private placement transaction in which gross proceeds of $20 million were raised.  The net proceeds of the private placement shall be used for Redpoint’s research and development activities and working capital purposes.  Pursuant to the private placement, Robcor issued an aggregate of approximately 24.7 million shares of common stock at a price of $0.81 per share, together with warrants to purchase approximately 6.2 million shares of common stock at an exercise price of $1.35 per share.  Following the closing of merger and the private placement, Robcor has a total of approximately 62.6 million shares of common stock issued and outstanding.

As soon as reasonably practicable, Robcor intends to take the necessary steps and seek stockholder approval to (i) reincorporate the publicly-traded parent corporation in Delaware, (ii) change the name of the parent corporation to Redpoint Bio Corporation and (iii) effect a reverse stock split to reduce its issued and outstanding shares of common stock to approximately 22.5 million shares.  This reverse stock split would result in an effective private placement price per share of approximately $2.25.

The securities issued by Robcor in the foregoing transactions have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United

States absent such registration or an applicable exemption therefrom.  This press release shall not constitute an offer to sell securities and is not soliciting an offer to buy securities.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  The Company’s  performance and financial results could differ materially from those reflected in these forward-looking statements due to, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Robcor Properties, Inc. and Redpoint Bio Corporation:

Scott Horvitz

Chief Financial Officer

(609) 860-1500, ext. 207

shorvitz@redpointbio.com